As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2318913
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

331 Treble Cove Road, North Billerica, Massachusetts	01862
(Address of principal executive offices)	(Zip Code)

Lantheus Holdings, Inc. 2005 Stock Incentive Plan

Lantheus Holdings, Inc. 2018 Performance Incentive Plan

(Full title of the plan)

Michael P. Duffy

Senior Vice President and General Counsel

331 Treble Cove Road, Building 600-2

North Billerica, Massachusetts 01862

(Name and address of agent for service)

Telephone: (978) 671-8408

(Telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service to:

Morton A. Pierce, Esq.

Bryan J. Luchs, Esq.

Michelle B. Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,211,290	$ 13.44	$ 56,599,737.60	$ 7,346.65

(1)

Represents shares of Lantheus Holdings, Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) that may be issued pursuant to the Lantheus Holdings, Inc. 2018 Performance Incentive Plan (f/k/a Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan), as amended, and the Lantheus Holdings, Inc. 2005 Stock Incentive Plan (f/k/a Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan), as amended (together, the “Plans”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminable number of additional securities that may become issuable under the Plans, as amended, as a result of any stock splits, stock dividends, recapitalizations or similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s common stock on The NASDAQ Global Market on June 24, 2019.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 4,211,290 shares of Common Stock that may be issued pursuant to the Plans in connection with the merger (“Merger”) of Plato Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), with and into Progenics Pharmaceuticals, Inc. (“Progenics”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2020 (the “Merger Agreement”), by and among the Registrant, Merger Sub and Progenics. On June 19, 2020, upon effectiveness of the Merger (the “Effective Time”), Progenics became a wholly-owned subsidiary of the Registrant.

Pursuant to the Merger Agreement, at the Effective Time, each in-the-money Progenics stock option was assumed by the Registrant and converted into an option to purchase (a) that number of shares of Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Progenics common stock subject to such Progenics stock option immediately prior to the Effective Time by (ii) 0.31, (b) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Progenics common stock at which such Progenics stock option was exercisable immediately prior to the Effective Time by (ii) 0.31. Each such in-the-money assumed stock option continued to have the same terms and conditions (including the applicable time-vesting and/or performance-vesting conditions and any provisions for accelerated vesting) as applied to the corresponding Progenics in-the-money stock option immediately prior to the Effective Time. Each holder of a Progenics in-the-money stock option also received a vested or unvested contingent value right depending on whether the underlying in-the-money Progenics stock option was vested at the Effective Time.

In addition, at the Effective Time, each out-of-the-money Progenics stock option was assumed by the Registrant and converted into an option to purchase (a) that number of shares of Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Progenics common stock that were subject to such out-of-the-money stock option immediately prior to the Effective Time by (ii) 0.31, (b) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Progenics common stock at which such Progenics stock option was exercisable immediately prior to the Effective Time by (ii) 0.31.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020;

(b)	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2020;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on April 30, 2020;

(d)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 13, 2020, January 27, 2020, February 3, 2020, February 20, 2020, February 20, 2020, April 2, 2020, April 10, 2020, April 14, 2020, April 24, 2020, June 16, 2020 and June 22, 2020; and

(e)	the description of Common Stock, which is contained in the Registrant’s registration statement on Form S-4 filed with the SEC on November 12, 2019, including any amendments, supplement or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of the Registrant’s by-laws and subject to the applicable provisions of Delaware law, the Registrant has agreed to indemnify its directors and officers and, subject to the discretion of the board of directors, any employee or agent of the Registrant, against expenses actually and reasonably incurred in connection with any actual, threatened or completed proceeding, in which such director or officer may be involved by reason of being or having been a director or officer of the Registrant, or of serving or having served at the Registrant’s request as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Registrant (or any of their wholly-owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s certificate of incorporation eliminates the liability of directors to the extent permitted by the DGCL.

The Registrant carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Lantheus Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Lantheus Holdings, Inc. dated April 26, 2018 and filed April 27, 2018).

4.2	Amended and Restated Bylaws of Lantheus Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K of Lantheus Holdings, Inc. dated April 26, 2018 and filed April 27, 2018).

4.3	Specimen Common Stock Certificate of Lantheus Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K of Lantheus Holdings, Inc., dated June 30, 2015).

4.4	Lantheus Holdings, Inc. 2005 Stock Incentive Plan (f/k/a Progenics Pharmaceuticals, Inc. 2005 Stock Incentive Plan).*

4.5	Lantheus Holdings, Inc. 2018 Performance Incentive Plan (f/k/a Progenics Pharmaceuticals, Inc. 2018 Performance Incentive Plan).*

5.1	Opinion of White & Case LLP regarding the validity of the securities being issued.*

23.1	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm of Lantheus Holdings, Inc.*

23.2	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm of Progenics Pharmaceuticals, Inc.*

23.3	Consent of White & Case LLP (included as part of its opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page of this Form S-8).*

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, on this 26th day of June, 2020.

LANTHEUS HOLDINGS, INC.

By:	/s/ Mary Anne Heino
Name: Mary Anne Heino Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Mary Anne Heino, Robert J. Marshall, Jr. and Michael P. Duffy, each acting alone, her or his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in her or his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary Anne Heino	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2020
Mary Anne Heino

/s/ Robert J. Marshall, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2020
Robert J. Marshall, Jr.

/s/ Brian Markison	Chairman of the Board	June 26, 2020
Brian Markison

/s/ Dr. Gérard Ber	Director	June 26, 2020
Dr. Gérard Ber

/s/ Samuel Leno	Director	June 26, 2020
Samuel Leno

/s/ Heinz Mäusli	Director	June 26, 2020
Heinz Mäusli

/s/ Julie H. McHugh	Director	June 26, 2020
Julie H. McHugh

/s/ Gary Pruden	Director	June 26, 2020
Gary Pruden

/s/ Dr. Frederick Robertson	Director	June 26, 2020
Dr. Frederick Robertson

/s/ Dr. James Thrall	Director	June 26, 2020
Dr. James Thrall